THIRD Extension TO PROMISSORY NOTE

This Third Extension (this “Extension”) to the Promissory Note, issued April 3, 2023 (the “Issuance Date”), in the original principal amount of $50,000, is by and between HNO International, Inc., a Nevada corporation (the “Borrower”), on the one hand, and HNO Green Fuels, Inc., a Nevada corporation (the “Holder”), on the other hand. The Borrower and the Holder will be referred to individually as a “Party” and collectively as the “Parties.” Any capitalized terms not defined in this Extension will have the meaning set forth in the Promissory Note issued April 3, 2023, issued to the Holder by the Borrower (the “Note”), attached hereto as Exhibit A.

RECITALS

WHEREAS, on April 3, 2023, the Borrower issued to the Holder the Note in the original principal amount of $50,000 (the “Principal Amount”);

WHEREAS, on March 1, 2024, the Parties entered into an Extension to Promissory Note pursuant to which the Maturity Date was extended to December 31, 2024;

WHEREAS, on December 19, 2024, the Parties entered into a Second Extension to Promissory Note pursuant to which the Maturity Date was extended to December 31, 2025; and

WHEREAS, the Parties wish to amend the Note to extend the Maturity Date to December 31, 2026 (the “Maturity Date”).

THEREFORE, in consideration of the foregoing recitals, mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as set forth below.

AGREEMENT

1.               Extended Maturity Date. Pursuant to the introductory paragraph of the Note, the definition of “Maturity” in the Note shall be December 31, 2026.

2.               Waiver of Prior Defaults. Upon entering into this Extension, the Holder hereby waives all Events of Default, known or unknown to the Holder, by Borrower prior to the Effective Date.

3.               No Other Changes. Except as extended hereby, the Note will continue to be, and will remain, in full force and effect. Except as provided herein, this Extension will not be deemed (i) to be a waiver of, or consent to, or a modification or amendment of, any other term or condition of the Note or (ii) to prejudice any right or rights which the Parties may now have or may have in the future under or in connection with the Note or any of the instruments or agreements referred to therein, as the same may be amended, restated, supplemented or otherwise modified from time to time.

4.               Authority; Binding on Successors. The Parties represent that they each have the authority to enter into this Extension. This Extension will be binding on, and will inure to the benefit of, the Parties to it and their respective heirs, legal representatives, successors, and assigns.

5.               Governing Law and Venue. This Extension and the rights and duties of the Parties hereto will be construed and determined in accordance with the terms of the Note.

6.               Incorporation by Reference. The terms of the Note, except as amended by this Extension, are incorporated herein by reference and will form a part of this Extension as if set forth herein in their entirety.

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7.               Counterparts; Facsimile Execution. This Extension may be executed in any number of counterparts and all such counterparts taken together will be deemed to constitute one instrument. Delivery of an executed counterpart of this Extension by facsimile or email will be equally as effective as delivery of a manually executed counterpart of this Extension.

IN WITNESS WHEREOF, each of the undersigned has executed this Extension the respective day and year set forth below:

BORROWER:	HNO International, Inc.

Date: December 29, 2025	By	/s/ Hossein Haririnia
Hossein Haririnia, Treasurer

HOLDER:	HNO Green Fuels, Inc.

Date: December 29, 2025	By	/s/ Donald Owens
Donald Owens, CEO

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EXHIBIT A

Promissory Note issued April 3, 2023

[See Attached]